EXHIBIT 99.1

Contacts:	For The New York Times Company:
Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com
Paula Schwartz, 212-556-5224; E-mail: schwap@nytimes.com

For Hollywood Media Corp.:
Melissa Zukerman, 323-658-1555; Email: Melissa@pcommgroup.com
This press release can be downloaded from www.nytco.com
THE NEW YORK TIMES COMPANY ACQUIRES
BASELINE STUDIOSYSTEMS FROM
HOLLYWOOD MEDIA CORP.
NEW YORK, NY and LOS ANGELES, CA, August 28, 2006 — The New York Times Company announced today that it has completed the acquisition of Baseline StudioSystems, a leading online database and research service for information on the film and television industries, from Hollywood Media Corp. for $35.0 million in cash.
Baseline is the primary supplier of proprietary entertainment information in Hollywood, counting numerous studio and television production companies among its subscribers. It also has a growing syndication/licensing business that provides non-professional entertainment information to leading consumer-oriented Web sites.
“We are very excited about this acquisition, which underscores our strategy to pursue leadership positions in the digital space and in key content categories,” said Janet L. Robinson, president and CEO of The New York Times Company. “This acquisition continues the diversification of our online revenue base, thanks to Baseline’s reliable and growing subscription base and syndication/licensing business. It supports our plan to build the authoritative online destination for the entertainment consumer and for the industry. Baseline’s content aligns well with all of our Internet properties, particularly NYTimes.com, which already has a strong entertainment franchise on the Web. It will provide NYTimes.com with enhanced content offerings and improved advertising opportunities in its popular entertainment vertical.”
“This transaction strengthens Hollywood Media Corp.’s ability to focus on its remaining business units, including its core online consumer content properties, Hollywood.com, Broadway.com, Theatre.com, and its interest in MovieTickets.com,” said Mitchell Rubenstein, chairman and CEO of Hollywood Media Corp. “After a competitive process, we are thrilled that The New York Times Company emerged as the buyer. We have enjoyed working with The Times in various relationships over the years and believe this is a win-win transaction for both parties.”
As a pre-eminent industry resource, Baseline is unique in the breadth, depth, functionality and timeliness of the information it provides to the entertainment sector. Its database has more than 1.5 million records with a vast array of facts, analysis, statistics, news, contacts and trends on the entertainment industry. The Baseline StudioSystems product is the merged result of Hollywood Media Corp.’s separate acquisitions of Baseline and StudioSystems. Under Hollywood Media Corp.’s management, Baseline StudioSystems became the leading data service for entertainment industry professionals across the film, television, media and financial industries.
Revenues for Baseline are expected to be approximately $6 million in 2006, and its operations are highly profitable. The acquisition was structured as a cash-for-stock purchase. The Times Company expects the acquisition to have de minimis dilution in 2006 through 2007, before adding to earnings in 2008. For tax purposes, the Times Company plans to treat the acquisition as an asset purchase, leading to tax benefits with a present value worth over $7 million.
For the first six months of 2006, Baseline’s revenues were five percent of Hollywood Media Corp.’s aggregate consolidated revenues for that period. Hollywood Media Corp. does not anticipate incurring material federal income tax expense from the sale, due to its net operating loss carryforwards.
Under Times Company ownership, Baseline’s operations will remain in Santa Monica, Calif., under its current leadership, Rafi Gordon and Alex Amin. It will be a separate unit reporting to Vivian Schiller, senior vice president and general manager of NYTimes.com, and will be part of The New York Times Media Group.
J.P. Morgan Securities Inc. acted as a financial advisor to Hollywood Media Corp. on the transaction and Weil, Gotshal & Manges LLP served as legal counsel.
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as competition, that could influence the levels (rate and volume) of Internet advertising and subscription and licensing revenues. They also include other risks detailed from time to time in each Company’s publicly filed documents, including The New York Times Company’s Annual Report on Form 10-K for the year ended December 25, 2005 and Hollywood Media Corp.’s Annual Report on Form 10-K for the year ended December 31, 2005. Such forward-looking statements speak only as of the date on which they are made and the Company making such statements undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
About The New York Times Company
The New York Times Company (NYSE: NYT), a leading media company with 2005 revenues of $3.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, nine network-affiliated television stations, two New York City radio stations and 35 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

About Hollywood Media Corp.
Hollywood Media Corp. (NASDAQ: HOLL) is a leading provider of news, information and ticketing covering the entertainment and media industries. Following the sale of Baseline StudioSystems, Hollywood Media’s businesses include: its Data Business division including CinemaSource, EventSource, and ExhibitorAds; its Broadway Ticketing division including Broadway.com, 1-800-Broadway, Theatre Direct International, and London-based Theatre.com; and its Internet Ad Sales division including Hollywood.com and the U.K.-based CinemasOnline. Other Hollywood Media businesses include Hollywood.com Television, a free VOD cable network, and Hollywood Media’s minority interest in MovieTickets.com.
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